Exhibit 99.1

Encision Reports Fourth Quarter and Fiscal Year 2016 Results

BOULDER, Colo., May 13, 2016 /PRNewswire/ -- Encision Inc. (PK:ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2016 fourth quarter and year that ended March 31, 2016.

The Company posted quarterly net revenue of $2.289 million for a quarterly net loss of $282 thousand, or $(0.03) per share. These results compare to net revenue of $2.307 million for a net loss of $349 thousand, or $(0.03) per share, in the year-ago quarter. Gross margin on net revenue was 45.8 percent in the fiscal 2016 fourth quarter and 51.2 percent in the fiscal 2015 fourth quarter. Adjusted gross margin, which excludes slow moving and obsolete inventories costs of $164 thousand recognized in the quarter and $20 thousand recognized in last year's quarter, was 53 percent compared to 52 percent in the year ago quarter. Gross margin on net revenue was lower in the fiscal 2016 fourth quarter principally as a result of costs for slow moving and obsolete inventories. The decrease in gross margin was partially reduced by lower scrap costs and lower costs in manufacturing operations.

The Company posted twelve months net revenue of $9.336 million for a twelve months net loss of $880 thousand, or $(0.08) per share. These results compare to net revenue of $9.671 million for a net loss of $1.383 million, or $(0.13) per share, in the year-ago twelve months. Gross margin on net revenue was 49 percent in the fiscal 2016 twelve months and 48.5 percent in the fiscal 2015 twelve months. Gross margin on net revenue was higher in the fiscal 2016 twelve months as a result of lower scrap costs and lower costs in manufacturing operations. The increase in gross margin was partially reduced by higher costs for slow moving and obsolete inventories, and higher unit overhead costs on lower sales volume.

"Continued improvements by our manufacturing operations are narrowing the gap on losses as we drive to profitability," said Greg Trudel, President and CEO. "Our gross margins progressively improved throughout FY16 despite reduced volumes. We have eliminated legacy inventories of obsolete and slow moving products and are in a position for a promising FY17. Adjusted operating loss, which excludes slow moving and obsolete inventories costs of $164 thousand recognized in the quarter and $20 thousand recognized in last year's quarter, was $103 thousand in the quarter compared to $292 thousand in last year's quarter."

"We are looking forward to leveraging our base of success of AEM EndoShield® 1 with new products in our pipeline that will drive improved top and bottom line results. We started in April with the launch of AEM EndoShield® 2 Burn Protection System ('EndoShield 2'). EndoShield 2 is a reposable solution that can be used for a number of surgical procedures without reprocessing and reduces the cost per use significantly for our customers. It eliminates a significant barrier to adoption and opens new doors for market expansion. Also, we have received CE Mark on AEM EndoShield® 1 and have commenced marketing and selling activities in select European Markets, Australia and New Zealand. We look forward to driving new levels of sales success in our domestic market and to establishing a base of growing International sales going forward in FY17."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, CO, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2015 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc. Condensed Balance Sheets (Amounts in thousands) (Unaudited)

	March 31, 2016	March 31, 2015
ASSETS
Cash and cash equivalents	$ 293	$ 259
Restricted cash	25	––
Accounts receivable, net	840	965
Inventories, net	1,730	2,338
Prepaid expenses	92	109
Total current assets	2,980	3,671
Equipment, net	561	777
Patents, net	253	258
Other assets	16	20
Total assets	$ 3,810	$ 4,726
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	356	676
Accrued compensation	246	262
Other accrued liabilities	257	325
Line of credit	387	––
Deferred rent	30	30
Total current liabilities	1,277	1,293
Line of credit – long-term	––	64
Deferred rent	71	101
Total liabilities	1,348	1,458
Common stock and additional paid-in capital	23,682	23,608
Accumulated (deficit)	(21,220)	(20,340)
Total shareholders' equity	2,462	3,268
Total liabilities and shareholders' equity	$ 3,810	$ 4,726

Encision Inc. Condensed Statements of Operations (Amounts in thousands, except per share information) (Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31, 2016	March 31, 2015	March 31, 2016	March 31, 2015
Net revenue	$2,289	$2,307	$9,336	$9,671
Cost of revenue	1,240	1,126	4,759	4,977
Gross profit	1,049	1,181	4,577	4,694
Operating expenses:
Sales and marketing	606	746	2,558	2,921
General and administrative	389	431	1,477	1,615
Research and development	321	316	1,250	1,343
Total operating expenses	1,316	1,493	5,285	5,879
Operating loss	(267)	(312)	(708)	(1,185)
Interest and other expense, net	(15)	(37)	(172)	(198)
Loss before provision for income taxes	(282)	(349)	(880)	(1,383)
Provision for income taxes	––	––	––	––
Net loss	$(282)	$ (349)	$ (880)	$(1,383)
Net loss per share—basic and diluted	$(0.03)	$ (0.03)	$(0.08)	$ (0.13)
Weighted average number of shares—basic and diluted	10,673	10,673	10,673	10,673